Exhibit 99.1

For Immediate Release	Contact: Douglas J. Leech
Centra Financial Holdings, Inc/Centra Bank	304-581-6000
Centra Financial Holdings declares seventh consecutive cash dividend.
Capital Levels, Loan Quality, and Growth remain among best in industry
The Board of Directors of Centra Financial Holdings, parent company of Centra Bank, has declared a $0.05 cash dividend to be paid on October 1, 2009 to shareholders of record on September 18, 2009. Douglas J. Leech, Centra Chairman and CEO announced following the Board’s August meeting.
Centra stock is owned almost entirely by local individuals from, Morgantown, WV, Fayette County, PA, Martinsburg, WV and Hagerstown, MD. The dividend is the company’s seventh consecutive quarterly payment since beginning cash dividends in 2008.